Exhibit 99.1

DANAHER CORPORATION ANNOUNCES SETTLEMENT OF LITIGATION

Washington, D.C., March 10, 2006 - Danaher Corporation (NYSE:DHR) announced that it has settled litigation between its subsidiary, Accu-Sort, Inc. and Federal Express Corporation and that the litigation was dismissed today.

As previously disclosed in Danaher’s periodic reports filed with the SEC, Accu-Sort was a defendant in a suit filed by Federal Express Corporation on May 16, 2001 and subsequently removed to the United States District Court for the Western District of Tennessee alleging misappropriation of trade secrets and other claims. On March 9, 2006 Accu-Sort settled the case with Federal Express for an amount which the Company believes is not material to its financial position, and on March 10, 2006 the parties jointly dismissed the litigation with prejudice. The purchase agreement pursuant to which the Company acquired Accu-Sort in 2003 provides certain indemnification for the Company with respect to this matter, and the Company will pursue recovery under the agreement.

In connection with this settlement, the Company has adjusted previously provided reserves by $15.5 million ($9.9 million after-tax, or $0.03 per share) through a charge to other expense (income). Pursuant to Statement of Financial Accounting Standard No. 5, because the settlement occurred after December 31, 2005 but prior to the filing of the Company’s Annual Report on Form 10-K for the 2005 fiscal year (the “2005 Form 10-K”), the charge is required to be reflected in the Company’s results of operations for the year ended December 31, 2005. As a result, in the 2005 Form 10-K the Company will report net earnings for the full year 2005 of $897.8 million, or $2.76 per diluted share, compared to the net earnings of $907.7 million, or $2.79 per diluted share that the Company reported in its earnings release issued on January 26, 2006. The attached supplemental schedule reconciles the Statement of Net Earnings released on January 26, 2006 with the amounts to be reported in the Company’s 2005 Form 10-K.

Statements in this release that are not strictly historical, including statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the factors described in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2004 and most recent quarterly report filed with the SEC. These forward-looking statements speak only as of the date of this release and the Company disclaims any duty to update any forward-looking statement.

Please Contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

202.828.0850

Danaher Corporation

Supplemental Reconciliation of Consolidated Statement of Earnings

Year Ended December 31, 2005

	Jan. 26, 2006 Press Release Statement of Earnings	Impact of Litigation Settlement	Final 2005 Statement of Earnings
	($ in thousands, except per share amounts)
Sales	$7,984,704		$7,984,704
Cost of sales	4,539,689		4,539,689
Selling, general and administrative expenses	2,175,751		2,175,751
Other expense (income), net	(10,904)	$15,500	4,596

Total operating expenses	6,704,536	15,500	6,720,036

Operating profit	1,280,168	(15,500)	1,264,668
Interest expense	(44,933)		(44,933)
Interest income	14,707		14,707

Earnings before income taxes	1,249,942	(15,500)	1,234,442
Income taxes	342,222	(5,580)	336,642

Net earnings	$907,720	$(9,920)	$897,800

Earnings Per Share:
Basic net earnings per share	$2.94	$(0.03)	$2.91

Diluted net earnings per share	$2.79	$(0.03)	$2.76

Average common stock and common equivalent shares outstanding:
Basic	308,905		308,905
Diluted	327,983		327,983